EXECUTION VERSION

EMPLOYMENT CONTRACT
This EMPLOYMENT CONTRACT (this “Agreement”), effective as of December 3, 2018, is made and entered into by and between Trecora Resources, a Delaware corporation (the “Company”), and Patrick D. Quarles (“Quarles”). The Company and Quarles each a “Party” and, collectively, the “Parties.”
W I T N E S S E T H:
WHEREAS, the Company owns and operates a chemical manufacturing business; and
WHEREAS, Quarles and the Company wish to enter into an agreement governing the terms and conditions of Quarles’ employment;
NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants, and agreements herein contained, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby forever acknowledged and confessed, the Parties agree as follows:
ARTICLE I
EMPLOYMENT
1.1    The Company hereby agrees to employ Quarles as the Chief Executive Officer and President of the Company, and Quarles hereby accepts such employment in accordance with the terms of this Agreement. Quarles shall also serve as President of the Company and continue to serve as a member of the board of directors of the Company (the “Board”) but shall not receive any additional compensation for such Board service.
1.2    In addition, Quarles shall serve as President and as a member of the board of directors of Texas Oil & Chemical Co. II, Inc., South Hampton Resources, Inc., Gulf State Pipe Line Co, Inc. and Trecora Chemical, Inc, and upon request as a member of the board of directors of Al Masane Al Kobra Mining Company. Quarles shall not receive any additional compensation for such service described in this Section 1.2.
ARTICLE II
DUTIES OF QUARLES
2.1    The duties of Quarles shall include the performance of all duties typical of the office held by Quarles as described in the bylaws of the Company and such other duties and projects as may be assigned by the Board. Quarles shall devote his full working time and attention and best efforts to his service with the Company. Quarles will not, during the term of this Agreement, directly or indirectly engage in any other business competing directly with the Company, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, with or without compensation, without the prior written consent of the Company. Notwithstanding the foregoing, Quarles may (a) engage in and manage his passive personal investments, (b) engage in charitable and civic activities, (c) at the sole discretion of the Board, serve on the boards of other for- and non-profit entities, and (d) engage in de minimis other activities such as non-commercial speeches; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Quarles’ performance of his duties hereunder.
2.2    Quarles acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company. In keeping with these duties, Quarles shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for his own benefit business opportunities concerning the subject matter of the fiduciary relationship.
ARTICLE III
COMPENSATION AND BENEFITS
3.1    Base Compensation During Term of Employment. During the term of this Agreement, Quarles will be paid a gross base salary of no less than $600,000 per year (the “Base Salary”). The Base Salary will be payable in equal periodic installments according to the Company’s customary payroll practices. Any adjustments to Base Salary will be made in January following each year of employment at the sole discretion of the Board, or at such other time as the Board may decide.

3.2	Benefits.

a.
Medical and Dental Insurance. Quarles shall be eligible to participate in the same medical and dental plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.

b.
Pension and Profit Sharing Plans. Quarles shall be entitled to participate in the 401K plan and quarterly profit sharing plan adopted by the Company for the benefit of its officers and/or regular employees.

c.
Long-Term Incentive Compensation Plans. Quarles shall be entitled to participate in any long-term incentive compensation plan adopted by the Company for the benefit of officers and/or regular employees. The annual target bonus for Quarles will be initially set at 130% for purposes of the calculation, with the maximum bonus as a percentage of Base Salary being set at 200% of Base Salary and a threshold bonus as a percentage of Base Salary being set at 50% of Base Salary. Long-term incentive compensation will be paid in the form of restricted stock units under the Trecora Resources Stock and Incentive Plan (the “Incentive Plan”). All restricted stock awards granted to Quarles will be subject to the terms and conditions of the Incentive Plan and any related grant agreement.

d.
Annual Cash Incentive Plan. Quarles shall be entitled to participate in the annual cash incentive plan adopted by the Company for the benefit of officers and/or regular employees. The target bonus for Quarles will be initially set at 100% for purposes of the calculation, with the maximum bonus as a percentage of Base Salary being set at 200% of Base Salary and a threshold bonus as a percentage of Base Salary being set at 50% of Base Salary.

e.
Housing. The Company will provide to Quarles a monthly allowance in the amount of $5,000 to cover Quarles’ housing expenses until the earlier of (i) one year following his commencement of employment with the Company or (ii) the termination of Quarles’ employment with the Company.

f.
Expense Reimbursement. Quarles shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment in accordance with normal Company policy, incurred by Quarles in the performance of his duties. Quarles will maintain records and written receipts as required by the Company policy and reasonably requested by the Board to substantiate such expenses.

g.
Paid Time Off. Quarles shall be entitled to four weeks of paid time off per calendar year (prorated in any calendar year during which Quarles is employed with the Company for less than the entire year in accordance with the total number of days in such calendar year). Earned but unused vacation will not be cashed out at the end of each year but will instead be lost, as will any earned but unused vacation as of the termination of the Quarles’ employment with the Company.

i.
Equity Grant. Quarles shall be granted 75,000 restricted stock units under the Incentive Plan which shall vest in equal installments on the first, second and third anniversaries of the effective date of this Agreement subject to Quarles remaining employed through and including each vesting date. All restricted stock awards granted to Quarles will be subject to the terms and conditions of the Incentive Plan and any related grant agreement.

j.
Withholding Taxes. All payments and compensatory benefits made and to be made under this Agreement will be paid in accordance with the Company’s customary payroll practices, in accordance with applicable law, and will be subject to applicable payroll and income tax withholding and other applicable deductions.

ARTICLE IV
TERM AND TERMINATION OF EMPLOYMENT
4.1    Term of Employment. As used herein, “Term of Employment” shall mean the period commencing and effective on date of this Agreement, and continuing for an indefinite term until terminated in accordance with the provisions of this Agreement.
4.2     Termination by the Company for Cause. The Company may terminate Quarles’ employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the commission by Quarles of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, (ii) Quarles’ willful and continued failure to perform substantially his duties and responsibilities with respect to the Company and its affiliates or to follow the lawful directions or instructions of the Company’s Board, (iii) Quarles’ material breach of any fiduciary duty owed to the Company or any of its affiliates, (iv) Quarles’ theft, fraud, embezzlement, or dishonesty (including intentional material misrepresentations or concealments in written reports submitted to the Company or the Board) with regard to the Company or any of its affiliates, or in connection with Quarles’ duties or responsibilities with respect thereto, (v) Quarles’ intentional material violation of the Company’s code of conduct, code of ethics or similar written policies, including but not limited to those relating to sexual harassment, (vi) Quarles’ willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or to its reputation), (vii) any intentional, material breach or violation by Quarles of any provisions of this Agreement or any other agreement between Quarles and the Company or any of its affiliates or (viii) the unlawful use (including being under the influence) or possession of illegal drugs by Quarles on the premises of the Company or any of its affiliates or while performing any services, duties or responsibilities for, owed to, or one behalf of the Company or any of its affiliates. To the extent any of the foregoing items (ii), (v) (excluding a material violation of any sexual misconduct policy), (vi) or (vii) (excluding any violation of Article VI or Article VII) are capable of being cured, Cause shall not be deemed to have occurred with respect thereto until (a) the Company has given Quarles written notice, setting forth the issue(s) that is alleged to constitute Cause, (b) the Company has provided Quarles at least 20 days following the date on which such notice is provided to cure such conduct, and (c) Quarles has failed to so cure.
4.3    Termination by the Company Without Cause. The Company may terminate Quarles’ employment at any time and for any reason without Cause.
4.4    Death or Disability. Upon the death or Disability of Quarles, his employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation of either Party under this Agreement. For purposes of this Agreement, a “Disability” shall exist if Quarles is unable to perform the essential functions of his position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period. The determination of whether Quarles has incurred a Disability shall be made in good faith by the Board.
4.5    Termination by Quarles other than for Good Reason. Quarles may terminate his employment at any time and for any reason other than Good Reason by giving 60 days advance written notice to the Company prior to the effective date of termination; provided, however, that the Company may determine, in its sole discretion, that such termination shall be effective earlier than the termination date provided in such notice.
4.6 Termination by Quarles for Good Reason. Quarles may terminate his employment for Good Reason by giving advance written notice to the Company prior to the effective date of termination. For purposes of this Agreement, “Good Reason” means (a) a material diminution of Quarles' base compensation, (b) a material diminution without Quarles’ prior written consent in Quarles’ authority, duties, responsibilities, or reporting line to the Company’s Board, or (c) relocation of the work place of the Company to a location more than 100 miles from current location of the Company’s headquarters or facilities. An event described in this Section 4.6 will not constitute Good Reason unless Quarles provides written notice to the Company of his intention to resign for Good Reason and specifying in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence and the Company does not cure such breach or action within 30 days after the date of Quarles’ notice. In no instance will a resignation by Quarles be deemed to be for Good Reason if it is made more than six months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.
4.7    Deemed Resignations. Upon the effective date of Quarles’ termination of employment with the Company, Quarles shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any other affiliate of the Company, and as a member of the Board and the board of directors or similar governing body of any of the Company’s affiliates and (if applicable) the board of directors of Al Masane Al Kobra Mining Company.
ARTICLE V
EFFECT OF TERMINATION
5.1    Termination Without Cause or for Good Reason. Subject to Section 5.4, if Quarles’ employment with the Company is terminated by the Company without Cause pursuant to Section 4.3, or by Quarles for Good Reason pursuant to Section 4.6, Quarles will be entitled only to the following:

a.	accrued and unpaid Base Salary through the date of termination, subject to applicable law;

b.	reimbursement for any reimbursable business expenses accrued through the date of termination but not yet reimbursed by the Company in accordance with the Company’s policies;

c.	such employee benefits, if any, as may be provided under the terms of the Company’s employee benefit plans, solely in accordance with the terms and conditions of such plans or by law;

d.	all restricted stock units granted pursuant to Section 3.2(i) above shall become fully vested and will be settled within 65 days following Quarles termination of employment;

e.
Quarles’ annual cash incentive bonus for the calendar year in which the termination of employment occurs will be prorated for the portion of the year during which Quarles was employed and calculated and paid based on Quarles’ target cash incentive bonus for that calendar year. The pro-rated bonus payment under this Section 5.1(e) shall be made on the next regularly scheduled payroll date following the 60th day after the date of termination of Quarles’ employment;

f.
except in the context of a Corporate Change (as that term is currently defined in the Incentive Plan), which is addressed in Section 5.1(g) below, the Company will pay Quarles severance in an amount equal to 12 months of his then Base Salary, paid in one lump sum amount, and all of Quarles’ unvested time-vesting awards under the Incentive Plan will immediately vest and be settled within 65 days following termination of employment. The severance payment under this Section 5.1(f) shall be made on the next regularly scheduled payroll date following the 60th day after the date of termination of Quarles’ employment; and

g.
if Quarles’ employment with the Company is terminated by the Company without Cause or by Quarles for Good Reason, in each case in connection with or within 18 months following the consummation of a Corporate Change (as that term is currently defined in the Incentive Plan), the Company will pay Quarles severance in an amount equal to 24 months of his then Base Salary, paid in one lump sum amount, and all of Quarles’ equity grants under the Incentive Plan will immediately vest. The payment under this Section 5.1(g) shall be made on the next regularly scheduled payroll date following the 60th day after the date of termination of Quarles’ employment.

Each installment of severance payment will be treated as a separate payment for purposes of Internal Revenue Code (the “Code”) Section 409A, to the extent applicable.
5.2    Termination as a Result of Death. If Quarles’ employment with the Company is terminated due to Quarles’ death pursuant to Section 4.4, Quarles’ estate or his beneficiaries, as the case may be, will be entitled to receive only the payments and benefits described under Section 5.1(a)-(c).
5.3    Termination for Cause, as a Result of Disability, or by Quarles. If Quarles’ employment with the Company is terminated by the Company for Cause pursuant to Section 4.2, as a result of Disability pursuant to Section 4.4, or by Quarles pursuant to Section 4.5, Quarles will be entitled to receive only the payments and benefits described under Section 5.1(a)-(c).
5.4    Conditional Nature of Severance Payments. The severance payments and benefits described in Section 5.1(d), (e), (f) or (g), as applicable, will be paid only if the following conditions are satisfied:

a.	Quarles complies with all of the surviving provisions of this Agreement; and

b.
Quarles executes and delivers to the Company a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Quarles may have through the date of such release against the Company or its affiliates, other than with respect to Quarles’ rights under Section 5.1, and such release shall have become legally effective and not subject to revocation within 60 days following Quarles’ termination date. The release shall not release (i) any vested rights or benefits Quarles has under any benefit plan or; (ii) any rights Quarles has under the Consolidated Omnibus Budget Reconciliation Act.

The Company agrees that, if Quarles’ employment with the Company terminates, Quarles is not required to seek other employment or to attempt in any way to reduce any amounts payable to him by the Company pursuant to this Agreement, and the Company will not be entitled to an offset for any amounts owed to Quarles based on amounts earned by him after the termination of his employment with the Company.
ARTICLE VI
PROTECTION OF INFORMATION
6.1    Work Product. For purposes of this Article VI, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include an officer, director and/or consulting relationship. Quarles agrees that all information, inventions, patents, trade secrets, formulas, processes, designs, ideas, concepts, improvements, diagrams, drawings, flow charts, programs, methods, apparatus, software, hardware, ideas, improvements, product developments, discoveries, systems, techniques, devices, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, business slogans, written materials and other things of value conceived, reduced to practice, made or learned by Quarles, either alone or with others, while employed with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business using the Company’s time, data, facilities and/or materials (hereinafter collectively referred to as the “Work Product”) belong to and shall remain the sole and exclusive property of the Company forever. Quarles hereby assigns to the Company all of his right, title, and interest to all such Work Product. Quarles agrees to promptly and fully disclose all Work Product in writing to the Company. Quarles agrees to cooperate and do all lawful things requested by the Company to protect the Company’s ownership rights in all Work Product. Quarles warrants that no Work Product has been conceived, reduced to practice, made or learned by him prior to his employment with the Company.
6.2    Confidential Information. During Quarles’ employment with the Company, the Company agrees to, and shall provide to Quarles, confidential, proprietary, non-public and/or trade secret information regarding the Company that Quarles has not previously had access to or knowledge of before the execution of this Agreement including, without limitation, Work Product, technical information, corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, business and marketing plans, strategies, financing, plans, business policies and practices of the Company, know-how, specialized training, mailing lists, acquisition prospects, identity of suppliers, identity of customers or their requirements, any other information related to customers or suppliers, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, potential client lists, employee records, pricing information, evaluations, opinions, interpretations, production, marketing and merchandising techniques, prospective names and marks or other forms of information considered by the Company to be confidential, proprietary, non-public or in the nature of trade secrets (hereafter collectively referred to as “Confidential Information”) that the Company desires to protect.
6.3    No Unauthorized Use or Disclosure. Quarles agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company. Quarles agrees that he will not, at any time during or after his employment with the Company, make any unauthorized disclosure of, and he shall not remove from the Company premises, Confidential Information or Work Product of the Company, or make any use thereof, except, in each case, in the carrying out of his responsibilities hereunder. Quarles shall use all reasonable efforts to cause all persons to whom any Confidential Information shall be disclosed by him to preserve and protect the confidentiality of such Confidential Information. At the request of the Company at any time, Quarles agrees to deliver to the Company all Confidential Information that he may possess or control. Quarles agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Quarles during the period of his employment with the Company exclusively belongs to the Company (and not to Quarles), and upon request by the Company for specified Confidential Information, Quarles will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. As a result of Quarles’ employment with the Company, he may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Quarles also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product. Notwithstanding anything contained in this Agreement to the contrary, Quarles may disclose Confidential Information: (a) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company; (b) when required to do so by a court of law, by any governmental agency having apparent supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that in the event disclosure is so required, Quarles shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order; or (c) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.3. Upon termination of Quarles’ employment with the Company for any reason, Quarles shall promptly deliver such Confidential Information and Work Product, and all copies thereof (in whatever form, tangible or intangible), to the Company. No Company policies or practices, including the sections herein addressing confidentiality obligations, are intended to or shall limit, prevent, impede or interfere in any way with Quarles’ right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct or engage in any activities protected under whistle blower statutes.
6.4    Ownership by the Company. If, during Quarles’ employment with the Company, Quarles creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Quarles or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Quarles in the scope of his employment; or, if the work relating to the Company’s business, products or services is not prepared by Quarles within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Quarles within the scope of his employment nor a work specially ordered that is deemed to be a work made for hire during Quarles’ employment with the Company, then Quarles hereby agrees to assign, and by these presents does assign, to the Company all of Quarles’ worldwide right, title, and interest in and to such work and all rights of copyright therein.
6.5    Assistance by Quarles. During the period of Quarles’ employment with the Company, Quarles shall assist the Company, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product, the execution of all formal assignment documents requested by the Company or its nominee, and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Quarles’ employment with the Company terminates and subject to Section 8.1, at the request from time to time and expense of the Company, Quarles shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product, the execution of all formal assignment documents requested by the Company or its nominee, and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
6.6    Remedies. Quarles acknowledges that money damages would not be a sufficient remedy for any breach by him of this Article VI, and the Company shall be entitled to (a) enforce the provisions of this Article VI by immediately terminating any payments then owing to, or the rights of, Quarles under Section 5.1(d) or otherwise upon its determination of any such breach and (b) obtain specific performance and/or injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Quarles and his agents.
6.7    Immunity for Confidential Disclosure of Trade Secrets. Quarles shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. Quarles shall also not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Quarles files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Quarles may disclose the trade secret to his attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order. This Section 6.7 will govern to the extent it may conflict with any other provision of this Agreement.
ARTICLE VII
NON-COMPETITION AND NON-SOLICITATION

7.1    For purposes of this Article VII, the term “the Company” shall include the Company and any of its affiliates. The Company shall provide Quarles access to Confidential Information, and Quarles acknowledges and agrees that the Company will be entrusting him, in his unique and special capacity, with developing the goodwill and business opportunities of the Company, and in consideration of the Company providing Quarles with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Quarles, Quarles has voluntarily agreed to the covenants set forth in this Article VII. Quarles agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Quarles undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, goodwill and legitimate business interests.
7.2    During the Prohibited Period, Quarles shall not, without the prior written approval of the Board, directly or indirectly, for Quarles or on behalf of or in conjunction with any other person or entity of any nature:

a.
engage in or participate within the Market Area in competition with any member of the Company in any aspect of the Business, which prohibition shall prevent Quarles from directly or indirectly: (i) owning, managing, operating, or being an officer or director of, any business that competes with the Company in the Market Area, or (ii) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company in any capacity (with respect to this clause (ii)) in which Quarles’ duties or responsibilities are the same as or similar to the duties or responsibilities that he had on behalf of the Company;

b.	appropriate any Business Opportunity of, or relating to, the Company located in the Market Area;

c.	solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company to cease or lessen such customer’s or supplier’s business with the Company; or

d.	solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company to terminate his, her or its employment or engagement with the Company.
7.3    Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in Article VI and in this Article VII, and because of the immediate and irreparable damage that would be caused to the Company for which they would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.
7.4    The covenants in this Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
7.5    The following terms shall have the following meanings:

a.
“Business” shall mean the business and operations that are the same or similar to those performed by the Company for which Quarles provides services or about which Quarles obtains Confidential Information during his employment.

b.	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

c.
“Market Area” shall mean: North America and any other area in which the Company: (i) is engaged in the Business or in which the Company otherwise owned property or interests related to the Business within the 12 months prior to Quarles date of termination; or (ii) has made material plans to conduct the Business within the 12 months prior to the date of termination of which Quarles is aware.

d.
“Prohibited Period” shall mean the period during which Quarles is employed by the Company Group and continuing for a period of 12 months following the date that Quarles is no longer employed by the Company.

ARTICLE VIII
ADDITIONAL PROVISIONS
8.1    Cooperation. From and after Quarles’ termination of employment, Quarles shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during his employment hereunder, provided that the Company shall reimburse him for his reasonable costs and expenses and such cooperation shall not unreasonably burden him or unreasonably interfere with any subsequent employment that Quarles may undertake. In the event the Company requires Quarles to devote significant time to post-separation cooperation and at the time of such post-separation cooperation Quarles is no longer receiving severance benefits hereunder, the Company shall establish in good faith an hourly or daily rate based on his Base Salary (as in effect on the date of termination of his employment) to compensate Quarles for his time expended at the Company’s request.
8.2    Legal Fees and Costs. Each Party shall pay its own legal fees and costs to enforce the terms and provisions of this Agreement.
8.3    Choice of Law and Dispute Resolution. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Texas, notwithstanding any choice of law provisions otherwise requiring application of other laws. In the event of litigation concerning this Agreement, the Parties agree to the jurisdiction of federal and state courts in Harris County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDINGS RELATING TO THIS AGREEMENT.
8.4    Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective legal representatives, successors, and assigns; provided, however, that Quarles may not assign this Agreement or any of Quarles’ rights or obligations hereunder without the prior written consent of the Company in its sole discretion.
8.5    Waiver of Breach. Any waiver by a Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver by the Company of any subsequent breach of the same or other provision hereof. No waiver by a Party is effective unless in writing and signed by an authorized representative of the waiving Party.
8.6    Notice. All notices, requests, demands, replies and other communications required or permitted to be given by either Party hereunder shall be in writing and shall be deemed to have been given if delivered in person or by internationally recognized courier, to the address of the intended recipient as set forth below. All such notices, requests, demands, replies and other communications shall be deemed to have been received by the addressee, if by personal delivery, upon such delivery, or, if by internationally recognized courier, one business day after having been dispatched to such courier. All such notices, requests, demands, replies and other communications shall be sent to the following addresses:
Quarles:
Patrick Quarles
2616 Maria Anna Road
Austin, TX 78703
Phone: (281) 980-7839

Company:
Trecora Resources
Attention: Corporate Controller
1650 Highway 6 South
Suite 190
Sugar Land, Texas 77478
Phone: (281) 980-5522

With a copy, which shall not constitute notice, to:

Baker & McKenzie LLP
700 Louisiana, Suite 3200
Houston, Texas 77002
Attention: Denmon Sigler
Email: Denmon.sigler@bakermckenzie.com
Phone: (713) 427-5009

The foregoing addresses may be changed by either Party by giving notice to the other as provided above.
8.7    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, and the basis of the bargain of this Agreement is not thereby destroyed, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms. The Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
8.8    Divisions and Headings. The divisions of this Agreement into Articles and Sections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement. All references herein to Articles, Sections or other subdivisions refer to the corresponding Article, Section or other subdivision of this Agreement unless specific reference is made to such articles, sections or other subdivisions of another document or instrument.
8.9     Interpretation. Whenever required by the context, gender shall include any other gender, singular shall include plural, and the plural shall include singular. The words “this Agreement,” “hereof,” “herein,” “hereto,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited. The words “include,” “includes,” and “including” are deemed to be followed by “without limitation”.
8.10    Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
8.11    Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter. No Party shall be entitled to benefits other than those specified herein. As between the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The Parties specifically acknowledge that, in entering into and executing this Agreement, each is relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties. This Agreement may not be changed, revised or modified unless by mutual consent and in writing, signed by both Parties.
8.12    Effect of Terminations. Termination of Quarles’ employment under this Agreement shall not affect any right or obligation of a Party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Article VI, Article VII, and this Article VIII that by their terms survive the termination of Quarles’ employment with the Company shall survive any termination of the employment relationship and/or of this Agreement.
8.13    Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Quarles’ employment with the Company or the terms and conditions of such employment and Quarles’ appointment as an officer or director of the Company and its affiliates shall be made by the members of the Board other than Quarles if Quarles is a member of the Board, and Quarles shall not have any right to vote, participate or decide upon any such matter.
8.14    Changes Due to Compliance with Applicable Law. Quarles understands that certain laws, as well as rules and regulations promulgated by the Securities and Exchange Commission (including without limitation under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002) and/or by securities exchanges, do and will require the Company to recoup, and Quarles to repay, incentive compensation payable hereunder under the circumstances set forth under such laws, rules and regulations. Such requirements will be set forth from time to time in policies adopted by the Company (so-called “clawback” policies), and Quarles acknowledges receipt of the Company’s current clawback policy. Quarles acknowledges that amounts paid or payable pursuant to this Agreement as incentive compensation or otherwise by the Company shall be subject to clawback to the extent necessary to comply with such laws, rules, regulations and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of amounts paid or payable hereunder, and Quarles agrees to repay such amounts (whether or not still employed by the Company or any of its affiliates), as required by such laws, rules, regulations or policy. Quarles shall repay the Company in cash in immediately available funds within 60 days of demand for payment by the Company or as otherwise agreed by the Company in its sole discretion. Any such clawback shall not provide Quarles any termination rights or other rights to payment under this Agreement, nor constitute a breach or violation of this Agreement by the Company. Quarles hereby consents to any changes to the current policy that are adopted to comply with applicable law, rules or regulations (including by securities exchanges) or otherwise approved by the Board. Further, if determined necessary or appropriate by the Board, Quarles agrees to enter into an amendment to this Agreement or a separate written agreement with the Company to comply with such laws, rules and regulations thereunder if required thereby or determined appropriate by the Board in its reasonable discretion.
8.15    Code Section 409A.
The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from, or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt from or otherwise comply with Code Section 409A, or any other provisions of federal, state, local, or non-United States laws. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisors shall be liable to Quarles (or any individual claiming a benefit through Quarles) for any tax, interest, or penalties that Quarles may owe as a result of compensation or benefits paid under this Agreement, and the Company, its affiliates and their respective directors, officers, employees or advisors shall have no obligation to indemnify, reimburse, or otherwise protect Quarles from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.
Notwithstanding any provision of this Agreement to the contrary, in the event that any payment to Quarles or any benefit hereunder is made upon, or as a result of Quarles’ termination of employment, and Quarles is a “specified employee” (as that term is defined under Code Section 409A) at the time Quarles becomes entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to Quarles under this Agreement until the date that is the earlier to occur of: (i) Quarles’ death, or (ii) six (6) months and one (1) day following his termination of employment (the “Delay Period”). Any payments which Quarles would otherwise have received during the Delay Period shall be payable to Quarles in a lump sum on the date that is six (6) months and one (1) day following the effective date of the termination. For purposes of this Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A.
Any reimbursements by the Company to Quarles of any eligible expenses under this Agreement, other than reimbursements that would otherwise be exempt from income or the application of Code Section 409A, (“Reimbursements”) will be made promptly and, in any event, on or before the last day of Quarles’ taxable year following his taxable year in which the expense was incurred. The amount of any Reimbursements, and the value of any in-kind benefits to be provided to Quarles under this Agreement, other than in-kind benefits that would otherwise be exempt from income or the application of Code Section 409A, during any of Quarles’ taxable years will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other of his taxable years, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). The right to Reimbursements, or in-kind benefits, will not be subject to liquidation or exchange for another benefit.
8.16    Federal Excise Tax Under Section 4999 of the Code.
(a)    Treatment of Excess Parachute Payments.  In the event that any benefits payable to Quarles pursuant to this Agreement, either alone or in conjunction with other compensatory payments (“Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 8.16 would be subject to the excise tax imposed by Code Section 4999, or any comparable successor provisions (the “Excise Tax”), then the Payments hereunder shall be either (a) provided to Quarles in full, or (b) provided to Quarles as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Quarles, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Code Section 409A.
(b)    Determination of Amounts.  All computations and determinations called for by this Section 8.16 shall be promptly determined and reported in writing to the Company and Quarles by independent public accountants or other independent advisors selected by the Company, and all such computations and determinations shall be conclusive and binding upon Quarles and the Company.  For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Quarles shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations.  The Company shall bear all fees and expenses charged by the Accountants in connection with such services.
(c)    Potential Further Reduction of Benefits.  If, notwithstanding any reduction described in this Section 8.16 the Internal Revenue Service (“IRS”) determines that Quarles is liable for the Excise Tax as a result of the receipt of any Payments, then Quarles shall be obligated to pay back to the Company, within 30 days after a final IRS determination or in the event that Quarles challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.”  The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Quarles' net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Quarles' net after-tax proceeds with respect to the Payments being maximized.  If the Excise Tax is not eliminated pursuant to this Section 8.16, Quarles shall pay the Excise Tax.
(d)    Potential Increase in Benefits.  Notwithstanding any other provision of this Section 8.16, if (i) there is a reduction in the payments to Quarles as described in this Section 8.16, (ii) the IRS later determines that Quarles is liable for the Excise Tax, the payment of which would result in the maximization of Quarles' net after-tax proceeds (calculated as if Quarles' benefits had not previously been reduced), and (iii) Quarles pays the Excise Tax, then the Company shall pay to Quarles those payments which were reduced pursuant to this Section 8.16, within 30 days after Quarles pays the Excise Tax so that Quarles' net after-tax proceeds with respect to the payment of the Payments are maximized.
(e)    As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 8.16, Quarles and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the restatement date and the Accountants shall therefore use such AFRs in their determinations and calculations.   The Company shall pay the fees and costs of the Accountants that are incurred in connection with this Section 8.16.
8.17    Construing Agreement. If a dispute arises between the Parties over the meaning or application of this Agreement, then this Agreement is to be construed fairly and reasonably and neither more strongly for nor against either Party. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed jointly drafted by the Parties and may not be construed against any Party by reason of its preparation. Accordingly any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple original counterparts, all as of the day and year first above written.

COMPANY:     Trecora Resources

By: /s/ Sami Ahmad
Sami Ahmad, Chief Financial Officer, on behalf of the Board of Directors of Trecora Resources

QUARLES:     By: /s/ Patrick D. Quarles
Patrick D. Quarles

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